Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS
We consent to the incorporation by reference in Registration Statement No. 333-146964 and 333-146966 of Biomira Inc. on Form S-8 of our report dated September 10, 2007 (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph relating to issuance of separate financial statements prepared under Canadian generally accepted accounting principles), relating to the financial statements of Biomira Inc. as of December 31, 2006 and 2005, and for the three years ended December 31, 2006 appearing in this Amendment No. 1 to the Current Report on Form 8-K/A of Oncothyreon Inc. dated February 21, 2008.
/s/ Deloitte & Touche LLP
Edmonton, Canada
February 21, 2008